Exhibit 99.(a)(7)
AZ Network Message
AstraZeneca announces a major long-term strategic investment in biological therapeutics with an offer for Cambridge Antibody Technology (CAT)
Earlier today AstraZeneca announced a major long-term strategic investment in biological therapeutics with an offer for Cambridge Antibody Technology (CAT).
CAT is a biopharmaceutical company, aiming to bring improvements to seriously ill patients’ lives through its global leadership position in the discovery and development of human therapeutic antibodies.
The addition of CAT to our organisation will enable us to build a competitive biologicals capability which will work in tandem with our existing small molecule organisation, providing candidate drugs to fuel a late stage development pipeline and, thereby, a strong flow of new medicines to patients worldwide.
Read the full Stock Exchange Announcement on AZone
Visit the Cambridge Antibody Technology (CAT) website
Important Information:
In the United States, AstraZeneca UK Limited (“AstraZeneca”) will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO and Cambridge Antibody Technology Group plc (“CAT”) will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on or around the date an Offer Document is mailed to CAT shareholders, including holders of CAT American Depositary Shares (collectively, “CAT Shareholders”). Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by AstraZeneca or CAT in connection with this Offer will be available from the date an Offer Document is mailed to CAT Shareholders on the SEC’s website at http://www.sec.gov. The Offer Document, the Form of Acceptance and the Letter of Transmittal accompanying the Offer Document will be made available to all CAT Shareholders at no charge to them. CAT Shareholders are advised to read the Offer Document and the accompanying Form of Acceptance and Letter of Transmittal when they are sent to them because they will contain important information. CAT Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.